Exhibit 99.1

FOR IMMEDIATE RELEASE

Acusphere Announces FDA Acceptance of Imagify™ NDA

for Detection of Coronary Artery Disease

Watertown, MA, June 30, 2008 – Acusphere, Inc. (NASDAQ: ACUS) announced today that the New Drug Application (NDA) for approval to market its lead product candidate, Imagify™ (Perflubutane Polymer Microspheres for Injectable Suspension), has been accepted for review by the U.S. Food & Drug Administration (FDA). Imagify is an ultrasound imaging agent for the detection of coronary artery disease, the leading cause of death in the United States. The NDA includes data from studies of Imagify in more than 1,000 patients worldwide, including two pivotal international multi-center Phase III clinical trials, RAMP-1 and RAMP-2 (Real-Time Assessment of Myocardial Perfusion).

Imagify is the first ultrasound imaging agent designed to assess blood flow in the heart (myocardial perfusion), a sensitive marker of coronary artery disease.  The Company believes it is also the first ultrasound imaging agent to demonstrate in large clinical trials clinically equivalent accuracy to nuclear stress testing, the current standard for assessing myocardial perfusion. Currently, perfusion information is not available using cardiac ultrasound, but must be obtained using a nuclear stress test, an expensive and time-consuming test that involves injecting the patient with a radioactive imaging agent. More than 10 million stress imaging procedures are done each year in the U.S. to detect coronary artery disease.

Sherri C. Oberg, Acusphere’s President and Chief Executive Officer, said, “We are very pleased that FDA has decided to accept our NDA submission for Imagify. In our view, Imagify could enable great strides forward in the detection of heart disease, with such important benefits as lower costs, speedier results and greater accessibility without exposure to radiation. We at Acusphere are eager to see those benefits brought to the aid of millions of patients and doctors in the U.S.”

The FDA acceptance of the NDA submission indicates that the application is sufficiently complete to permit a substantive review and meets the threshold for filing. With a standard review, under the FDA Prescription Drug User Fee Act (PDUFA), the target action date is 10 months from the submission date, or February 28, 2009.

About ImagifyTM

ImagifyTM is an investigational new drug developed to assess perfusion using ultrasound (or echocardiography) for the detection of coronary artery disease. Myocardial perfusion is blood flow in the heart muscle and is a sensitive marker of coronary artery disease. Currently, perfusion information is not available using cardiac ultrasound but must be obtained using a nuclear stress test, which is the most frequently used imaging procedure for detecting coronary artery disease. Imagify is designed to provide real-time perfusion information with quicker results, lower cost, broader access and no exposure to radiation compared with nuclear stress tests. Imagify was designed to be used with commercially available ultrasound equipment and established imaging techniques. In the RAMP-1 and -2 trials, Imagify was well-tolerated with the majority of adverse effects (AEs) reported being mild in intensity, transient, and resolved without residual effects. The most common AEs (>4%) reported were headache, chest pain or discomfort, nausea, flushing, leukocytosis, feeling hot and dizziness and occurred following dipyridamole dosing (an alternative to exercise stress) and required no treatment.

About CAD

According to the American Heart Association, approximately 16 million people in the United States suffer from coronary artery disease (CAD), the single leading cause of death in the United States. CAD is characterized by the accumulation of plaque, which narrows coronary arteries and reduces blood flow in the heart muscle. The reduced blood flow can cause chest pain, and if the plaque ruptures, it may cause a heart attack. The American Heart Association estimates that the direct and indirect cost of CAD in the United States for 2007 was more than $150 billion. Early detection of CAD can save lives, reduce treatment costs and improve patients’ quality of life. Two of the most common methods of CAD screening are nuclear stress imaging and stress echocardiography, or “stress echo”—ultrasound of the heart. In 2006, more than 10 million of these screening procedures were performed in the United States, including more than seven million nuclear stress tests and nearly three million stress echo procedures.

About Acusphere, Inc.

Acusphere is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microsphere technology. We are focused on developing proprietary drugs that can offer significant benefits such as improved safety and efficacy, increased patient compliance, greater ease of use, expanded indications or reduced cost. Our lead product candidate, Imagify™ (Perflubutane Polymer Microspheres) for Injectable Suspension, is a cardiovascular drug for the detection of coronary artery disease, the leading cause of death in the United States. Imagify is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary artery disease. It is estimated that over 10 million procedures are done each year in the U.S. to detect coronary artery disease, the leading cause of death in the United States. Imagify and the Company’s other product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microspheres in a versatile manner that allows them to be customized to address the delivery needs of a variety of drugs. For more information about Acusphere visit the Company’s web site at www.acusphere.com.

“Acusphere” and “Imagify” are trademarks of Acusphere, Inc.

The above press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including statements regarding the safety and efficacy of and commercial opportunity for Imagify. There can be no assurance that Imagify will be approved for the indication the Company is seeking, or at all.  The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses and existing capital obligations, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding regulatory evaluation of the Company’s statistical analysis plan and clinical trial results and uncertainties regarding the potential effects of not achieving clinical endpoints, uncertainties regarding the cost, timing and ultimate success of the qualification of the Company’s commercial manufacturing facility in accordance with applicable regulatory requirements, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, uncertainties associated with intellectual property, competition, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its Form 10-Q for the quarter ended March 31, 2008. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT: Conway Communications

Jane W. McCahon, 978-443-0160

or

Acusphere, Inc.

Investors: 617-925-3444

IR@acusphere.com

or

Media: 617-648-8800

#  #  #